SPECIAL MEETING OF SHAREHOLDERS OF
BABYUNIVERSE, INC.
October 12, 2007
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided. —— — 00030003030000000000 2 100507
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
FOR AGAINST ABSTAIN
Proposal 1 — To adopt and approve the Agreement and Plan of Merger, dated as of March 13, 2007, by and among the Company, Baby Acquisition Sub, Inc., a wholly-owned subsidiary of the Company, and eToys Direct, Inc., and the transactions contemplated thereby (including the merger), the issuance of shares 15,954,420 shares of Common Stock of the Company pursuant to the terms of and subject to the conditions of the Agreement and Plan of Merger, and the resulting change of control of the Company.
FOR AGAINST ABSTA
IN
Proposal 2 — To approve the issuance of shares of Common Stock of the Company, and securities exercisable for shares of Common Stock of the Company, in connection with a private placement completed by the Company on September 5, 2007.
FOR AGAINST ABSTAIN
Proposal 3 — To adjourn the Special Meeting if a quorum is present, for a period of not more than 30 days, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1 or Proposal No. 2.
In their discretion the individuals designated to vote this proxy are authorized to vote upon such other matters as may properly come before the Special Meeting and any adjournment or postponement thereof.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein.
The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders to be Held on October 12, 2007, dated October 2, 2007, and the accompanying Proxy Statement/Prospectus.
To change the address on your account, please check the box at right and
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USIN G indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED. this method.
Signature of Shareholder Date: Signature of Shareholder Date:
Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. 1

SPECIAL MEETING OF SHAREHOLDERS OF
BABYUNIVERSE, INC.
150 South U.S. Highway One, Suite 500
Jupiter, Florida 33477
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John C. Textor and Jonathan Teaford, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of Common Stock, $0.001 par value per share, of BabyUniverse, Inc., a Florida corporation (the “Company”), which the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held at The offices of Baby universe Inc. 150 South U.S. Highway One, Suite 500, Jupiter, Florida at 9:00 a.m., local time, on October 5, 2007, or any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to cast if personally present upon the matters referred to on this proxy and, in their discretion, upon such other business as may properly come before the meeting.
(Continued and to be signed on the reverse side.)